Exhibit 10.26

ESTABLISHED 1947 Member FINRA/SIPC

April 10, 2014

Paul Neelin
Chairman & Chief Executive Officer
U-Vend, Inc.
312 Grays Road
PO box 56013
Fiesta RPO, Stoney Creek
Ontario L8G-5C9

Dear Paul:

National Securities Corp. (“National”) is pleased to act as exclusive financial advisor to U-Vend, Inc. (the “Company” ) with respect to (i) advising the Company regarding its strategy and financial alternatives, (ii) providing investment banking services to the Company, which may include representing the Company on a “best efforts” basis to obtain financing in the form of equity, debt, convertible securities or any other securities (a “Capital Raising Transaction”) (iii) advising the Company in the review of a potential acquisition of various targeted companies (the “Targeted Companies”) (in one or a series of transactions), by purchase, merger, consolidation and other business combination involving all, or a substantial amount of, the business, securities, or assets of the Targeted Companies (an “Acquisition Transaction”) (iv) assisting the Company in identifying acquirers (the “Acquirer”) and evaluating, prioritizing and negotiating proposals to sell the Company, in whole or parts by sale, merger, consolidation and other business combinations involving all or substantial amount of the business, securities, or assets of the Company (a “Sale Transaction”). It is understood that during the term of this engagement, the Company or National may add additional companies to the list of Targeted Companies or Acquirers. The company is free, at its sole discretion, to accept or reject the terms of any proposed capital raising, acquisition or sale transaction, and may modify, postpone or abandon the transaction(s) at its sole discretion for any reason or no reason at all.

1.           Services. In connection with this engagement, National will perform the following services:

a.           Capital Raising Services. National will assist the Company in a Capital Raising Transaction(s). National will introduce the Company to potential investors who may have an interest in financing the Company and will advise the Company with respect to the proposed structure and terms and conditions of the Capital Raising Transaction. National will help the Company prepare for investor meetings, management presentations, responses to requests for data, negotiating and closing the Capital Raising Transaction. This includes reviewing proposals from potential financing sources, analyzing the terms of such proposals and

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April 10, 2014

participating in presentations to the Company’s Board of Directors regarding any proposals, as well as reviewing the transaction documentation and other customary closing activities.

b.           Advisory Services. National will advise the Company with respect to its strategy and financial options, Acquisition Transaction(s) or Sale Transaction(s). We will participate in presentations to the Company’s Board of Directors relating to our advisory work, assess the proposed structures for a transaction and offer the Company guidance in negotiating the terms of the transaction and will assist the Company in the closing of the transaction, including formulating and presenting responses and counteroffers, conducting due diligence, and documenting the transaction.

2.           Information Provided to National. In connection with our engagement, the Company has agreed to furnish to National, on a timely basis, all relevant information needed by National to perform our obligations under the terms of this agreement. During our engagement, it may be necessary for us: to interview the management of, the auditors for, and the consultants and advisors to, the Company and/or the Targeted Companies or Acquirers; to rely (without independent verification) upon data furnished to us by you and by them; and to review any financial and other reports relating to the business and financial condition of the Company and/or Targeted Companies or Acquirers as we may determine to be relevant under the circumstances. In this connection, the Company will make available to us such information as we may request, including information with respect to the assets, liabilities, earnings, earning power, financial condition, historical performance, future prospects and financial projections and the assumptions used in the development of such projections of the Company. We agree that all non-public information obtained by us in connection with our engagement will be held by us in strict confidence and will be used by us solely for the purpose of performing our obligations relating to our engagement.

We do not assume any responsibility for, or with respect to, the accuracy, completeness or fairness of the information and data supplied to us by the Company and/or Targeted Companies or Acquirers or their representatives. In addition, the Company acknowledges that we will assume, without independent verification, that all information supplied to us with respect to the Company and/or Targeted Companies or Acquirers will be true, correct and complete in all material respects and will not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. If at any time during the course of our engagement the Company becomes aware of any material change in any of the information previously furnished to us, it will promptly advise us of the change. Notwithstanding the foregoing, in its dealings and communications with third parties on behalf of the Company, and subject to its right to rely on the veracity and completeness of all information provided to it by or on behalf of the Company, National shall not make any untrue statements of material fact or fail to state a material fact necessary to make the statements and information contained therein, in light of the circumstances under which they are made, not false or misleading.

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3.          Scope of Engagement. The Company acknowledges that we will not make, or arrange for others to make, an appraisal of any physical assets of the Targeted Companies, or the Company. Nonetheless, if we determine that any such appraisal is necessary or desirable, we will so advise the Company and, if approved by the Company in writing, the costs incurred in connection with such appraisal(s) will be borne by the Company. No additional persons or entities, including co-underwriters, co-placement agents, co-initial purchasers or co-arrangers shall participate in any transaction in any capacity without the prior written consent of National and the Company.

National is being engaged by the Company only in connection with the matters described in this letter agreement and for no other purpose. We have not made, and will assume no responsibility to make any representation in connection with our engagement as to any legal matter. National shall not be required to render any advice or reports in writing or to perform any other services.

4.           Term of Engagement. Our representation will continue for a period of twelve (12) months from the date first set forth above; however National’s engagement hereunder may be terminated at any time by either National or the Company upon written notice thereof to the other party, with or without cause, without liability or continuing obligation on the part of the Company or National, provided, however, that no termination or expiration of this letter agreement shall affect the matters set forth in Sections 2, 6, 9 and 14 and the indemnification provisions of this Agreement. Notwithstanding the foregoing, in the event of termination or expiration of this agreement, other than as a result of National’s willful misconduct or gross negligence, National will be entitled to a Financing Completion Fee and/or Advisory Completion Fee (as defined under Section 5) if a transaction is Consummated (as defined below) by the Company during the twelve (12) month period following expiration or termination of this letter agreement with any Targeted Companies, Acquirers and/or investors contacted during the term of this letter agreement (“Tail Period”). Upon termination or expiration of this letter agreement National and the Company will compile a list which shall serve as the final definitive list of investors, Targeted Companies and identified Acquirers which shall include any and all companies that were introduced to the Company directly or indirectly by National or contacted directly by the Company or approached National or the Company directly or indirectly during the term of this letter agreement. A transaction shall be deemed “Consummated” by the Company upon execution of the definitive agreements for such transaction by the Company.

5.           Fees and Expenses. As compensation for our professional services, National will receive compensation payable under clause 5(a) through 5(c) below. The Company also agrees to reimburse any reasonable out-of-pocket expenses actually incurred by National during the term of its engagement hereunder, with any expenditure greater than $500 requiring prior approval. The Company also agrees to reimburse National for all reasonably necessary legal expenses

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actually incurred by National for services provided by outside counsel, whether or not a Capital Raising, Acquisition, or Sale Transaction occurs.

Compensation for our services will be as follows:

a. Strategic Advisory.

The Company shall pay National a non-refundable advisory fee in the amount of five thousand dollars ($5,000) (the “Strategic Advisory Fee”) upon execution of this agreement.

b.           Capital Raising.

(i)           Financing Completion Fee. During the term of this agreement and the Tail Period, at the time the Capital Raising Transaction closes, National will be paid a cash fee (the “Financing Completion Fee”) equal to 8.0% of the total amount of cash received by the Company in an equity or equity-linked transaction and 3.0% of the total amount of debt received by the Company, upon the sale of its securities to investors introduced to the Company by National during the term of this agreement. For those investors introduced by the Company, the fee shall be reduced by half.

(ii)           Warrants. As part of the Financing Completion Fee, National will receive warrants to purchase common stock in an amount equal to 8.0% of the number of shares of securities purchased by investors in a Capital Raising Transaction and that the investors obtain a right to acquire through purchase, conversion, or exercise of convertible securities issued by the Company in a Capital Raising Transaction that closes during the term of this agreement and the Tail Period. The warrants will include piggyback registration rights, a net exercise provision, as well as other customary conditions, and will have a term of five years from the closing date of the Capital Raising Transaction. The warrants will be immediately exercisable at the price per share at which the investor can acquire the common stock, adjusted for conversion, stock splits or other dilutive events. In the event there is no public market for the Company’s common stock and investors do not receive warrants in a Capital Raising Transaction, the exercise price of the warrants due National will be equal to the price per share that investors in the Capital Raising Transaction are able to purchase securities from the Company.

c.           Merger & Acquisition Advisory Services.

(i)           Advisory Completion Fee. During the term of this agreement (and thereafter as provided in Section ~~4~~ above) at the time an Acquisition or Sale Transaction closes, the Company will pay National a fee (the “Advisory Completion Fee”) equal to the greater of (i) 2.0% times the Transaction Value (as defined in Appendix A) and (ii) $100,000 (one hundred thousand US dollars), at the closing of the Acquisition or Sale Transaction; as and when actually received by the Company.  Such completion fee shall be paid in the same form and in the same ratios as the consideration in the Acquisition or Sale Transaction. In the event the Transaction is a Reverse Takeover (“RTO”), the Company shall issue to NHLD and/or its designees 4% of

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the total post-transaction shares outstanding (“RTO Shares”) for its services. For the purpose of calculating total shares outstanding, any equity issued in conjunction with a simultaneous funding transaction shall be excluded from the calculation.

(ii)           If an Acquisition or Sale Transaction is Consummated whereby, directly or indirectly, less than a 50% interest in the Company or the targeted companies, as the case may be, or any of their securities, businesses or assets are transferred for consideration, or if a transaction is consummated consisting of a minority investment, the formation of a joint venture, partnership or other business entity or entry into a strategic alliance (such as an agreement, relationship or arrangement involving supply, distribution or sales representation of products or services, research and development, technology, product licensing or similar arrangement), the Company will pay National a fee equal to the greater of (i) 3.0% times the Transaction Value (as defined in Appendix A) and (ii) $100,000 (one hundred thousand US dollars), upon the occurrence of such event.  Such completion fee shall be paid in the same form and in the same ratios as the consideration in the Acquisition or Sale Transaction.

(iii)           If an Acquisition or Sale Transaction is not Consummated and the Company is entitled to receive a termination or break-up or topping fee (the “Break-up Fee”) or any other form of compensation, then the Company shall pay National, upon receipt of the Break-up Fee an amount equal to 30% of the Break-up Fee in the same form of compensation as received by the Company.

6.           Indemnity and Contribution. The parties agree to the terms of National’s indemnification agreement, which is attached hereto as Appendix B and incorporated herein by reference. The provisions of this paragraph 6 shall survive any termination of this agreement.

7.           Other Business. Except in the event this agreement is terminated by the Company due to National’s breach of this agreement, the Company grants National  a right of first refusal to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company during the term of this engagement letter and for a period of twelve (12) months from the expiration or termination of this letter agreement in the case that a Capital Raising, Acquisition or Sale Transaction is consummated as contemplated by this Engagement Letter (such right, the “Right of First Refusal”). For these purposes, investment banking services shall include, without limitation, (i) acting as sole bookrunner and lead manager for any underwritten public offering of securities, including equity, equity-linked or senior, senior subordinated or junior debt securities with a minimum of 60% economics; (ii) acting as exclusive placement agent and/or financial advisor in connection with any private offering of securities, including equity, equity-linked or debt securities of the Company; (iii) acting as exclusive financial advisor in connection with any acquisition, merger, consolidation and other business combination involving all or substantial amount of the business, securities, assets of another entity; and (iv) acting as exclusive financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the

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capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. National shall notify the Company of its intention to exercise the Right of First Refusal within 10 business days following notice in writing by the Company of its intention to retain a financial advisor/agent/underwriter. Any decision by National to act in any such capacity shall be contained in separate agreements, which agreements would contain, among other matters, provisions for customary fees for transactions of similar size and nature, as may be mutually agreed upon, and indemnification of National and its affiliates and shall be subject to general market conditions. If National declines to exercise the Right of First Refusal, the Company shall have the right to retain any other person or persons to provide such services on terms and conditions which are not materially more favorable to such other person or persons than the terms declined by National. As compensation for any of the foregoing services, National will be paid customary fees to be mutually agreed upon at the appropriate time.

8.           Other National Activities. National is a full service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, National or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the Company or any other company that may be involved in an Acquisition or Sale Transaction. The Company also acknowledges that National and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict National in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company’s business and properties and that might compromise confidential information delivered by the Company to National.

9.           Confidentiality of Advice. Except as otherwise provided in this paragraph, any written or other advice rendered by National pursuant to its engagement hereunder is solely for the use and benefit of the Board of Directors of the Company and shall not be publicly disclosed in whole or in part, in any manner or summarized, excerpted from or otherwise publicly referred to or made available to third parties, other than representatives and agents of the Board of Directors, without National’s prior written approval, unless such disclosure is required by law. In addition, National may not be otherwise publicly referred to without its prior written consent.

10.           Compliance with Applicable Law. In connection with this engagement, the Company will comply with all applicable federal, state and foreign securities laws and rules promulgated thereunder, and other applicable laws, rules and regulations.

11.           Independent Contractor. National is and at all times during the term hereof will remain an independent contractor, and nothing contained in this letter agreement will create the relationship of employer and employee or principal and agent as between the Company and National or any of its employees. Without limiting the generality of the foregoing, all final decisions with respect to matters about which National has provided services hereunder shall be solely those of the Company, and National shall have no liability relating thereto or arising therefrom. National shall have no authority to bind or act for the Company in any respect. It is understood that National responsibility to the Company is solely contractual in nature and that

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National does not owe the Company, or any other party, any fiduciary duty as a result of its engagement.

12.           Successors and Assigns. This letter agreement and all obligations and benefits of the parties hereto shall bind and shall inure to their benefit and that of their respective successors and assigns. The indemnity and contribution provisions incorporated into this letter agreement are for the express benefit of the officers, directors, employees, consultants, agents and controlling persons of National and their respective successors, assigns and parent companies.

13.           Announcements. Upon completion of a Capital Raising, Acquisition or Sale Transaction, the Company grants to National the right to place customary announcement(s) of this engagement in certain newspapers and to mail announcement(s) to persons and firms selected by National, the whole subject to the Company’s prior approval and all costs of such announcement(s) will be borne by National.

14.           Governing Law and Arbitration. This agreement shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. Any dispute, claim or controversy arising out of or relating to this agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration in the City and County of New York, before one arbitrator. The arbitration shall be administered by JAMS. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Each party will bear its own costs for arbitration. The prevailing party in arbitration shall be entitled to reasonable attorneys’ fees. The provisions of this paragraph 14 shall survive any termination of this agreement.

EACH OF NATIONAL AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

15.           General Provisions. No purported waiver or modification of any of the terms of this letter agreement will be valid unless made in writing and signed by the parties hereto. Section headings used in this letter agreement are for convenience only, are not a part of this letter agreement and will not be used in construing any of the terms hereof. This letter agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the parties hereto which is to be embodied in this letter agreement, and none of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein. No provision of this letter agreement shall be construed in favor of or against either of the parties

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hereto by reason of the extent to which either of the parties or its counsel participated in the drafting hereof. If any provision of this letter agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect. This letter agreement may be executed in any number of counterparts and by facsimile signature.

If the foregoing correctly sets forth your understanding of our agreement, please sign the enclosed copy of this letter and return it to National.

Very truly yours,

NATIONAL SECURITIES CORP.

By:
Jonathan C. Rich
EVP – Director of Investment Banking

The undersigned hereby accepts, agrees to and becomes party to the foregoing letter agreement, effective as of the date first written above.

U-VEND, INC.

By:

Paul Neelin
Chairman & Chief Executive Officer

ESTABLISHED 1947 Member FINRA/SIPC

APPENDIX A —DEFINITION OF TRANSACTION VALUE

In the context of this Agreement, “Transaction Value” means the aggregate value of all cash, cash equivalents, securities, and any other forms of payment  paid to  and actually received, directly or indirectly, by the Company or the Targeted Companies, as the case may be, and its share, option, warrant and debt holders including, without limitation payments for stock or assets sold, funds loaned to the Company or the Targeted Companies, prepaid royalties, advances against sales, licensing agreements, reimbursed NRE (non-recurring engineering) and any and all other payments that may be construed as advanced payments for products or services to be delivered in the future. In addition, the Transaction Value shall include (A) the aggregate amount of any dividends or other distributions to the shareholders of the Company or the Targeted Companies following the date of this Agreement, other than normal recurring cash dividends in amounts not materially greater than currently paid; and (B) the fair market value at the time of payment of the fees of (i) any of the Company’s or the Targeted Companies’ consolidated debt (both long-term and short-term, including capitalized leases and excluding trade liabilities or obligations, which is repaid, retired, extinguished (other than by the Company or its affiliates and/or control persons) assumed or refinanced at the closing or in anticipation of an Acquisition or Sale Transaction, as the case may be; (ii) all options, warrants, stock purchase rights or stock appreciation rights, whether or not vested, purchased or assumed by an acquirer in connection with a transaction.

If part or all of the Transaction Value in an Acquisition or Sale Transaction is represented by securities, the value thereof for the purpose of computing the fees shall be determined as follows:

(i)           For securities which are publicly traded prior to the consummation of such transaction, the average last sale price for such securities for the ten trading days prior to the consummation of such transaction;

(ii)           For newly-issued, publicly-traded securities, the average last sale price for such securities for ten trading days subsequent to the consummation of such transaction, with such portion of the fees being payable the eleventh trading day subsequent to the consummation of such transaction; and

(iii)           For securities for which no market exists, the mutual agreement of the Company and National as determined prior to the closing of such transaction.

If part or all of the Transaction Value is fixed amounts of cash or other consideration payable in the future, including any non-competition, but excluding employment contracts, consulting agreements, employee benefit plans or similar arrangements, then the calculation of the fees will be based on the present value of those payments discounted using Bank of America’s reference rate as the discount rate.

ESTABLISHED 1947 Member FINRA/SIPC

APPENDIX B — INDEMNIFICATION AGREEMENT

The Company agrees to indemnify and hold harmless National and its officers, directors, employees, consultants, attorneys, agents, affiliates, parent company and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (National and each such other persons are collectively and individually referred to below as an "Indemnified Party") from and against any and all loss, claim, damage, liability and expense whatsoever, as incurred, including, without limitation, reasonable costs of any investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted, to which the Indemnified Party may become subject under any applicable federal or state law (whether in tort, contract or on any other basis) or otherwise, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the private placement memorandum, registration statement (including documents, incorporated by reference) (the “Registration Statement”) or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of the securities or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) related to the performance by the Indemnified Party of the services contemplated by this letter agreement (including, without limitation, the offer and sale of the securities) and will reimburse the Indemnified Party for all expenses (including legal fees and expenses) in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party.  The Company will not be liable under clause (ii) of the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party's willful misconduct or gross negligence.  The Company also agrees that the Indemnified Party shall have no liability (whether direct or indirect, in contract, tort or otherwise) to the Company related to, or arising out of, the engagement of the Indemnified Party pursuant to, or the performance by the Indemnified Party of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party's willful misconduct or gross negligence.

If the indemnity provided above shall be unenforceable or unavailable for any reason whatsoever, the Company, its successors and assigns, and the Indemnified Party shall contribute to all such losses, claims, damages, liabilities and expenses (including, without limitation, all costs of any investigation, legal or other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and National under the terms of this letter agreement or (ii) if the allocation provided for by clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of the Company and National in connection with the matter(s) as to which contribution is to be made.  The relative benefits

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received by the Company and National shall be deemed to be in the same proportion as the fee the Company actually pays to National bears to the total value of the consideration paid or to be paid by the Company and/or the Company's shareholders in the Capital Raising, Acquisition or Sale Transaction.  The relative fault of the Company and National shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by National and the Company’s and National’s relative intent, knowledge, access to information and opportunity to correct.  The Company and National agree that it would not be just or equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take into account these equitable considerations. Notwithstanding the foregoing, to the extent permitted by law, in no event shall the Indemnified Party's share of such losses, claims, damages, liabilities and expenses exceed, in the aggregate, the fee actually paid to the Indemnified Party by the Company. The Company further agrees that, without National’s prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this agreement unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all such lawsuits, claims, or other proceedings against the Indemnified Parties.

The Indemnified Party will give prompt written notice to the Company of any claim for which it seeks indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability which it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission or from any liability it may have other than under this Appendix B. The Company shall have the right to assume the defense of any claim, lawsuit or action (collectively an "action") for which the Indemnified Party seeks indemnification hereunder, subject to the provisions stated herein with counsel reasonably satisfactory to the Indemnified Party. After notice from the Company to the Indemnified Party of its election to assume the defense thereof, and so long as the Company performs its obligations pursuant to such election, the Company will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at its own expense; provided, however, that the reasonable fees and expenses of such counsel shall be at the expense of the Company if (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Company and the Indemnified Party shall have reasonably concluded, based on advice of counsel, that there may be legal defenses available to the Indemnified Party which are different from, or in conflict with, any legal defenses which may be available to the Company (in which event the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all Indemnified Parties in each jurisdiction in which counsel is needed). Despite the foregoing, the Indemnified Party shall not settle any claim without the prior written approval of the Company, which approval shall not be unreasonably

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withheld, so long as the Company is not in material breach of this Appendix B. Also, each Indemnified Party shall make reasonable efforts to mitigate its losses and liabilities. In addition to the Company's other obligations hereunder and without limitation, the Company agrees to pay monthly, upon receipt of itemized statements therefore, all reasonable fees and expenses of counsel incurred by an Indemnified Party in defending any claim of the type set forth in the preceding paragraphs or in producing documents, assisting in answering any interrogatories, giving any deposition testimony or otherwise becoming involved in any action or response to any claim relating to the engagement referred to herein, or any of the matters enumerated in the preceding paragraphs, whether or not any claim is made against an Indemnified Party or an Indemnified Party is named as a party to any such action.